Exhibit 99.1


               DURWOOD FAMILY SETTLEMENT AGREEMENT

     This Durwood Family Settlement Agreement (the "Agreement") is entered into as of January 22, 1996 by and among STANLEY H. DURWOOD, individually, as Trustee of the 1992 Durwood, Inc. Voting Trust dated December 12, 1992, as amended, and as Trustee of the Stanley H. Durwood Trust Agreement dated August 14, 1989, as amended (referred to in this Agreement, regardless of capacity, as "SHD"); and CAROL D. JOURNAGAN, EDWARD D. DURWOOD, THOMAS A. DURWOOD, ELISSA D. GRODIN, BRIAN H. DURWOOD, and PETER
J. DURWOOD (collectively, the "Durwood Children"). SHD and the Durwood Children are referred to in this Agreement collectively as the "Partners" and individually as a "Partner."

     WITNESSETH:

     WHEREAS, the Partners include all of the partners of American Associated Enterprises, a Missouri limited partnership
("AAE"); and

     WHEREAS, Durwood, Inc., a Missouri corporation ("DI"), has issued and outstanding 120,000 shares of Class A Common Stock, $1.00 par value ("DI Class A"), and 40,784 shares of Class B
Common Stock, $1.00 par value ("DI Class B"); and

     WHEREAS, the Partners, through AAE and otherwise, beneficially own 119,500 DI Class A shares and 40,784 DI Class B shares; and

     WHEREAS, DI is the majority stockholder of AMC Entertainment Inc., a Delaware corporation ("AMCE"), as DI owns 2,641,951 shares, or 49%, of the outstanding Common Stock, par value 66 2/3 cents per share, of AMCE ("AMCE Common Stock") and 11,157,000 shares, or 100%, of the outstanding Class B Stock, par value 66 2/3 cents per share, of AMCE ("AMCE Class B Stock"); and

     WHEREAS, the Durwood Children have expressed a strong interest in converting the assets of AAE (consisting principally of DI Class B shares) into more liquid assets and terminating the partnership relationship; and

     WHEREAS, a dispute has arisen among the Partners as to the allocation of appreciation in the shares of DI Class B stock; and

     WHEREAS, the Durwood Children have proposed that the existence of DI be terminated in order to resolve the dispute respecting AAE, and accordingly, subject to the approval of the

AMCE stockholders and certain other conditions, AMCE and DI are contemplating a tax-free reorganization pursuant to Section
368(a)(1)(A) of the Internal Revenue Code, whereby DI would merge into and with AMCE (the "Merger"); and

     WHEREAS, the Partners desire to have the Merger consummated and, prior to the consummation of the Merger, the Partners must take certain actions relating to AAE and its assets and to DI and its assets; and

     WHEREAS, following the Merger, the Partners intend to participate in a registered offering to sell to the public at least 3,000,000 shares of AMCE Common Stock (the "Secondary
Offering"); and

     WHEREAS, after extended negotiations and in order to avoid threatened litigation, the Partners have reached an agreement respecting the number of DI Class B shares to be distributed to the Partners in connection with the termination and liquidation of AAE and the other matters set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERMINATION OF AAE. Immediately following the satisfaction or waiver of all conditions of each of DI and AMCE to consummate the Merger set forth in the Merger Agreement (as defined below), the Partners shall take all actions necessary and appropriate to terminate and liquidate AAE. Such actions shall be effective immediately prior to the Effective Time (as defined below) and shall include but not be limited to (a) Stanley H. Durwood shall execute and deliver to the Managing Partner of AAE a notice terminating AAE, a copy of which is attached hereto as EXHIBIT A, and (b) the Managing Partner of AAE shall then distribute the assets of AAE to the Partners as follows:

                                                Number of DI
     Partner                                    Class B Shares
     -------                                    --------------
     Stanley H. Durwood                           4,818.4664
     Carol D. Journagan                           5,994.2556
     Edward D. Durwood                            5,994.2556
     Thomas A. Durwood                            5,994.2556
     Elissa D. Grodin                             5,994.2556
     Brian H. Durwood                             5,994.2556
     Peter J. Durwood                             5,994.2556

Any cash remaining in AAE shall be distributed equally among the Durwood Children.



     2. APPROVAL OF MERGER. The Partners shall participate equally in the negotiations of the terms and provisions of the Merger, which will be set forth in a definitive Agreement and Plan of Merger between AMCE and DI (the "Merger Agreement").
Each Partner agrees to approve the Merger Agreement, provided that such Merger Agreement as approved by the Board of Directors of AMCE does not materially conflict with this Agreement. SHD shall use his best efforts to obtain the consent of Harvard College with respect to the approval of the Merger and the Merger Agreement. Contemporaneously with the distribution of DI Class B shares to the Partners as a result of the liquidation of AAE, each Partner, as a shareholder of DI, shall execute and deliver to the Secretary of DI a counterpart of a statement of unanimous consent to action taken by the shareholders of DI, a copy of which is attached hereto as Exhibit B. The parties anticipate that the Merger shall become effective immediately upon the latest to occur of the filing of the Merger Agreement, or a certificate or articles of merger in lieu thereof, with the Secretaries of State of each of Delaware and Missouri in accordance with applicable law. The time of such effectiveness is referred to in this Agreement as the "Effective Time." Notwithstanding the foregoing, without the approval of each Partner, DI shall not take, or omit to take, any action which shall constitute a waiver of any condition of the Merger Agreement or a failure to enforce the terms of the Merger Agreement or to perform the obligations of DI under the Merger Agreement.

     3. DISPOSITION OF DI ASSETS. The parties shall cause DI to accomplish the following actions, and DI shall take no other actions except those in the ordinary course of business, prior to the Effective Time:

          (a) All of the actions set forth in the "DI Pre-Merger Action Plan," as attached to correspondence dated September 22, 1995 to the attorneys representing certain members of the Durwood family, or such variation of such actions as shall be agreed upon in writing by the Partners, shall be effected. The Partners agree that all life insurance policies on the life of SHD, the Executive Hills note and the Greg Rutkowski note held by DI will be transferred to AMCE in the Merger. In addition, DI shall also retain an amount of cash necessary to pay its own costs and expenses and all costs and expenses allocated to DI with respect to the transactions contemplated in this Agreement. In the event of any inconsistency between this Agreement (or any subsequent written agreement among the Partners as described in this Paragraph 3) and the DI Pre-Merger Action Plan, the terms and provisions of this Agreement (or such subsequent written agreement) shall supersede those in the DI Pre-Merger Action Plan.

          (b) After the liquidation of AAE but prior to the Effective Time, all of the issued and outstanding capital stock

of Delta Properties, Inc., a subsidiary of DI ("Delta"), shall be distributed to the shareholders of DI in the ratio that the number of shares of AMCE stock to be received in the Merger by such DI shareholder bears to the aggregate number of shares of AMCE stock to be received in the Merger by all DI shareholders.

          (c) Each Partner recognizes that the assets of DI and Delta are subject to the provisions of paragraph 9 of this Agreement.

     4. CONVERSION OF AMCE CLASS B STOCK. Each Partner agrees to approve the conversion of 6,141,343 shares of AMCE Class B Stock owned by DI into shares of AMCE Common Stock. Such conversion shall occur immediately following the distribution of DI Class B shares to the Partners as a result of the termination and liquidation of AAE. The approval of such conversion by the DI shareholders shall be included in the statement of unanimous consent described in paragraph 2 above. As a result of such conversion, DI's ownership of AMCE stock will be as set forth below:

Class of AMCE Stock             Number of Shares Owned by DI
- -----------------------     Before Conversion   After Conversion
                            -----------------   ----------------
Common Stock                     2,641,951         8,783,294

Class B Stock                   11,157,000         5,015,657

     5. VOTING AGREEMENT. For a period of 36 months following the Effective Time, each of the Durwood Children shall vote his or her respective shares of AMCE Common Stock for each candidate for the Board of Directors of AMCE in the same proportionate manner as the aggregate votes cast in such elections by all other holders of AMCE Common Stock. Nothing in this paragraph 5 shall prohibit any of the Durwood Children from transferring any shares of AMCE Common Stock (although the Durwood Children acknowledge that certain reasonable restrictions on transfer may be imposed in one or more subsequent agreements which may be entered into in connection with the transactions contemplated in this Agreement), and the provisions of this paragraph 5 shall not be binding upon any transferee of such shares of AMCE Common Stock other than a Family Member of a party or a Controlled Entity of a party (as defined in this paragraph below). For the purposes of this Agreement, a "Family Member" of a party includes such party's spouse, siblings, children or other descendants, or any spouses of any of them, or a trust for the benefit of any of them or for the benefit of such party, or a trust created by any of them for the benefit of a charitable organization, or a partnership created by or among any of the foregoing, and a "Controlled Entity" of a party is an entity controlled by such party or a Family Member of such party.



     6.   SHARE ALLOCATION.  In connection with the Merger, the
Partners agree that the shareholders of DI shall receive the number of shares of AMCE stock set opposite each person's name below:

Carol D. Journagan     1,461,203.83 shares of AMCE Common Stock

Edward D. Durwood      1,461,203.83 shares of AMCE Common Stock

Thomas A. Durwood      1,461,203.83 shares of AMCE Common Stock

Elissa D. Grodin       1,461,203.83 shares of AMCE Common Stock

Brian H. Durwood       1,461,203.83 shares of AMCE Common Stock

Peter J. Durwood       1,461,203.83 shares of AMCE Common Stock

Harvard College           16,071    shares of AMCE Common Stock

SHD                    5,015,657    shares of AMCE Class B Stock

     7.   SECONDARY OFFERING.

          (a) The Partners will offer a minimum of three million shares of AMCE Common Stock to be distributed in the Secondary Offering. The Durwood Children agree that of the 8,767,223 shares they will receive in the aggregate in the Merger, at least
2.5 million shares will be offered in the Secondary Offering. SHD agrees that of the 5,015,657 shares he will receive in the Merger, 500,000 shares of AMCE Common Stock will be offered in the Secondary Offering. SHD further agrees that no shares in excess of such 500,000 shares will be offered in the Secondary Offering. Subject to paragraphs 7(b) and 7(c) below, all of the shares to be offered in the Secondary Offering shall be deposited in escrow with an independent third party as escrow agent immediately following the Merger. The underwriter's commission will be borne by each of the Partners in the ratio that the number of shares sold in the Secondary Offering by such Partner bears to the total number of shares sold in the Secondary Offering. The Durwood Children may agree among themselves as to the number of shares that each will contribute in the Secondary Offering, provided, that if the Durwood Children are unable to reach such an agreement, each of them will contribute 416,666.67 shares in the Secondary Offering.

          (b) Notwithstanding any provision of paragraph 7(a) to the contrary, (i) SHD shall have the right to make gifts of shares of AMCE Common Stock to one or more charitable entities (including charitable remainder trusts) prior to the Secondary Offering; (ii) such charitable entities shall have the right, but not the obligation, to participate in the Secondary Offering with respect to all or a part of any such shares received from SHD, up to 500,000 shares in the aggregate; (iii) such charitable

entities shall deposit such shares to be so offered in the Secondary Offering in escrow as described in Paragraph 7(a) and such shares shall be subtracted from the 500,000 shares that SHD must offer in the Secondary Offering; (iv) if the number of shares such charitable entities offer in the Secondary Offering is less than 500,000 shares in the aggregate, SHD shall offer in the Secondary Offering that number of shares equal to the difference between 500,000 and the number of shares in the aggregate to be offered in the Secondary Offering by such charitable entities; and (v) any shares so deposited in escrow by SHD that are not sold in the Secondary Offering shall be returned to SHD.

          (c) Notwithstanding any provision of paragraph 7(a) to the contrary, (i) the Durwood Children shall have the right to make gifts of shares of AMCE Common Stock to one or more charitable entities (including charitable remainder trusts) prior to the Secondary Offering; (ii) such charitable entities shall have the right, but not the obligation, to participate in the Secondary Offering with respect to all or a part of any such shares received from the Durwood Children, up to 2.5 million shares in the aggregate; (iii) such charitable entities shall deposit such shares to be so offered in the Secondary Offering in escrow as described in Paragraph 7(a) and such shares shall be subtracted from the 2.5 million shares that the Durwood Children must offer in the Secondary Offering; (iv) if the number of shares such charitable entities offer in the Secondary Offering is less than 2.5 million in the aggregate, the Durwood Children shall agree among themselves how to satisfy their obligation to offer at least 2.5 million shares in the aggregate; provided, that if the Durwood Children are unable to reach such an agreement, each one of the Durwood Children shall offer in the Secondary Offering that number of shares equal to the difference between (A) 416,666 and (B) that number of shares in the aggregate to be offered in the Secondary Offering by all the charitable entities to which such child has made gifts; and (v) any shares so deposited in escrow by the Durwood Children that are not sold in the Secondary Offering shall be returned to the Durwood Children.

     8. SECONDARY OFFERING PROCEDURAL ISSUES. AMCE and the Partners shall participate equally in selecting an underwriter for the Secondary Offering and in determining all material terms of the Secondary Offering. If the price per share to the public in the Secondary Offering (the "Secondary Offering Price") is less than $18.00, SHD will pay the Durwood Children in the aggregate an amount equal to (i) the difference between $18.00 and the Secondary Offering Price, (ii) multiplied by the number of shares sold by the Durwood Children in the Secondary Offering but not to exceed 2.5 million shares, and (iii) minus an amount equal to the underwriter's commission that otherwise would have been paid on the product of (i) and (ii) above as if such amount were part of the sale proceeds in the Secondary Offering, based

on the applicable underwriter's commission rate in the Secondary Offering. Notwithstanding any provision contained in this Paragraph 8 to the contrary, the aggregate amount which SHD may be required to pay to the Durwood Children pursuant to this paragraph 8 shall not exceed $20 million. SHD will pay such amount to the Durwood Children in shares of AMCE Common Stock valued at the Secondary Offering Price. Such payment, if any, shall be deemed to be an adjustment to the original allocation of shares of AMCE Common Stock that each Partner received in the Merger. The Secondary Offering will occur on a date no sooner than six months and no later than 12 months following the Merger, such date to be determined by AMCE and the Partners. On all matters to be determined by the Partners concerning the Secondary Offering, each Partner shall have one vote and the affirmative vote of a majority of the Partners shall control.

     9. TRANSACTION COSTS. The Partners acknowledge that certain of AMCE's expenses in the Merger and the Secondary Offering and certain fees may be allocated to DI or to them in the Merger Agreement and related documents. Such expenses and fees, together with the expenses of liquidating AAE, DI's Merger expenses and any penalty imposed on the Partners in such agreements in the event that the Secondary Offering does not occur as contemplated in paragraph 7 of this Agreement, but not including the underwriter's commission in the Secondary Offering (collectively, the "DI Transaction Costs"), will be paid by SHD to the extent that (i) excess cash held by DI on the Effective Time, plus (ii) all assets of Delta on the Effective Time, are insufficient to pay or provide for the DI Transaction Costs. The Partners agree to cause Delta to apply all of its assets or their proceeds, as necessary, to pay the DI Transaction Costs. For the purposes of this Paragraph 9, the amount of cash held by DI on the Effective Time will be deemed excess to the extent such amount is unnecessary in order for AMCE's net worth not to decrease as a result of the Merger. All fees and expenses of the transactions contemplated in this Agreement, including but not limited to the liquidation of AAE, the Merger and the Secondary Offering, shall be borne by AMCE or DI. SHD will pay those expenses of DI to the extent that (i) excess cash held by DI on the Effective Time, plus (ii) all assets of Delta on the Effective Time, are insufficient to pay or provide for such expenses. With respect to the fees and expenses of the transactions contemplated in this Agreement, the Durwood Children shall bear only their pro rata share of the underwriter's commission in the Secondary Offering and their own attorneys' fees.

     10.  SHD INDEMNITY.

          (a) SHD shall indemnify and hold the Durwood Children harmless from any claims, losses, damages, costs or expenses (including reasonable attorneys' fees) which they might incur with respect to the DI Transaction Costs or which result from

breaches by DI of its representations, warranties and covenants in the Merger Agreement. SHD shall also indemnify and hold the Durwood Children harmless from any liability which they may incur under Section 16(b) of the Securities Exchange Act of 1934, solely by reason of their sale of shares of AMCE Common Stock in the Secondary Offering and their receipt of any additional shares of AMCE Common Stock from SHD pursuant to Paragraph 8 of this Agreement. SHD shall also indemnify and hold the Durwood Children harmless from any liability for federal or state gift tax, penalty and interest, including any estate tax, penalty and interest generated by prior gifts (such gift or estate tax liability, together with penalty and interest, being referred to in this paragraph 10(a) collectively as "Taxes"), as a result of the Durwood Children having entered into the transactions contemplated in this Agreement, provided, that such indemnification by SHD shall be limited to (i) any such claim for Taxes made by (A) the Internal Revenue Service during the period of assessment under Section 6501(a) of the Internal Revenue Code or (B) any state taxing authority during the period of assessment under applicable, analogous state law, for the gift tax returns filed by each of the Durwood Children, respectively, for the 1996 tax year (and, if applicable, the year in which the Merger occurs) as contemplated in paragraph 10(b) of this Agreement, and
(ii) any obligation for Taxes owed to any taxing authority as a result of any law or regulation requiring a report to it of an obligation for Taxes to a different taxing authority with respect to a claim described in clause (i). Notwithstanding the immediately preceding sentence, if SHD's death occurs before the amount in respect of any liability for indemnification pursuant to this paragraph 10(a) has been finally determined, the maximum amount which SHD's estate shall be required to pay in respect of such liability for indemnification pursuant to this Paragraph 10(a) shall be limited to the greater of (x) the value of SHD's gross estate, as finally determined for federal estate tax purposes, less the amount allowed as an estate tax charitable deduction under Section 2055(a) of the Internal Revenue Code, and less the amount of estate taxes as finally determined, and (y) $20,000,000. During his life, SHD represents and warrants that he shall maintain a net worth of not less than $40,000,000 in order to satisfy his obligations under this Agreement. Notwithstanding any provision contained in this Paragraph 10 to the contrary, SHD shall have no indemnification obligation with respect to attorneys' fees incurred by any of the Durwood Children in connection with the negotiation and review of this Agreement or any of the other transactions contemplated in this Agreement.

          (b) Each Partner agrees that such Partner has no intention whatsoever of making a gift to any other Partner in connection with the transactions described in this Agreement. Each Partner also agrees to file a gift tax return for the 1996 tax year on or before April 15, 1997 with the Internal Revenue Service and applicable state taxing authorities, which returns

shall disclose the transactions contemplated in this Agreement and shall report such transactions as nontaxable. In the event that the Merger occurs after 1996, each Partner also agrees to file a gift tax return for the tax year in which the Merger occurs with the Internal Revenue Service and applicable state taxing authorities on or before April 15 in the year immediately following the Merger, which returns shall disclose the transactions contemplated in this Agreement and shall report such transactions as non-taxable. Such Partner or such Partner's estate must obtain the prior written approval of the other Partners of the description of the transactions contemplated in this Agreement contained in any such return or any other federal or state gift or estate tax return filed by a Partner or with respect to a Partner's estate.

          (c) Each of the Durwood Children shall promptly notify SHD (which reference to SHD for the purposes of this paragraph 10(c) shall also include SHD's representatives) of the existence of any claim, demand or other matter (for purposes of this paragraph 10(c), a "Claim"), to which the indemnification obligations of SHD under this Agreement would apply. SHD shall have the sole right to defend such Claim at his own expense and with counsel of his own selection. If such Claim relates to federal or state gift or estate taxes, SHD shall have the sole right at his expense to control all audits and proceedings respecting such Claim. None of the Durwood Children shall admit any liability with respect to such Claim or settle, compromise, pay or discharge such Claim without the prior written consent of SHD, which consent shall not be unreasonably withheld. SHD shall not settle, compromise, pay or discharge such Claim without the prior written consent of each of the Durwood Children who is seeking indemnification under this Agreement for such Claim, which consent shall not be unreasonably withheld; provided, that each of the Durwood Children shall accept any settlement of such Claim as long as the amount of such settlement is paid by SHD. Each of the Durwood Children shall cooperate with SHD in the defense of such Claim. If such Claim is one that cannot by its nature be defended solely by SHD (including, without limitation, any federal or state tax proceeding), then each of the Durwood Children shall make available all information and assistance that SHD may reasonably request. If such Claim relates to federal or state gift or estate taxes, then each of the Durwood Children shall also (i) execute and deliver such powers of attorney and other documents requested by SHD in order to carry out the intent of this paragraph 10(c), (ii) retain such records, documents, accounting data and other information concerning the preparation or filing of returns and reports with respect to such Claim,
(iii) refrain from any oral or written communication with any third party, including but not limited to the Internal Revenue Service or any state taxing authority, concerning such Claim, and
(iv) give SHD reasonable access to such records, documents, accounting data and other information in connection with the


preparation or audit of any returns or reports with respect to such Claim.

     11. FURTHER ASSURANCES. Each of the parties to this Agreement, at any time prior to or after the Merger, shall execute, acknowledge and deliver any further assignments, conveyances, releases, indemnifications, consent minutes and other assurances, documents and instruments, and shall take any other action consistent with the terms of this Agreement, that may reasonably be requested by any other party hereto for the purpose of terminating and liquidating AAE and distributing its assets, approving and effecting the conversion of AMCE Class B Stock owned by DI, or, after the negotiation and execution of the Merger Agreement, approving and consummating the Merger.

     12.  MUTUAL RELEASES.

          (a) Effective as of the Effective Time, each Partner releases, acquits and forever discharges the other Partners and their respective personal representatives, heirs, trustees, assigns, attorneys and agents, from any and all claims, demands, liabilities, obligations, losses, actions and causes of action of any kind or nature, at law or in equity, past or existing, known or unknown, including but not limited to those arising out of, related to or connected with AAE or DI.

          (b) Notwithstanding any provisions of this Agreement to the contrary, the mutual releases provided herein shall not apply to any breach of or default under this Agreement or any other document executed and delivered in connection with the transactions contemplated hereby, or any claim, demand or cause of action arising out of any transaction or otherwise among any or all of the Partners that occurs in whole or in part after the Effective Time.

     13. SHD REPRESENTATIONS. SHD represents and warrants to the Durwood Children that SHD is the beneficial owner of, and has good and valid title to, 119,500 DI Class A shares, free and clear of all liens, encumbrances, claims, charges, assessments and limitations of every kind.

     14. REPRESENTATIONS. Each Partner represents and warrants to the other Partners as follows:

          (a) Such Partner is the beneficial owner of, and has good and valid title to, such Partner's partnership interest in AAE, free and clear of all liens, encumbrances, claims, charges, assessments and limitations of every kind.

          (b) At the time of such Partner's execution of the statement of unanimous consent described in paragraph 2 of this Agreement and on the Effective Time, such Partner shall be the beneficial owner of and shall have good and valid title to, the

number of DI B shares set opposite such Partner's name in paragraph 1 of this Agreement, free and clear of all liens, encumbrances, claims, charges, assessments and limitations of every kind.

          (c) Such Partner has the legal authority and capacity to execute this Agreement and to perform such Partner's obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of such Partner enforceable in accordance with its terms.

          (d) The execution and delivery of this Agreement by such Partner and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term, condition or other provision of, or constitute a default under, any agreement or instrument to which such Partner is a party or by which such Partner is bound, or violate or result in a breach of or constitute a default under any judgement, order, decree or other restriction of any court or governmental agency to which such Partner is subject.

     15. COVENANTS. Each Partner agrees that such Partner will not sell, assign, transfer, pledge, grant an option with respect to or otherwise dispose of any interest in, or enter into any agreement, arrangement or understanding with respect to the foregoing, all or any part of such Partner's partnership interest in AAE or, after the liquidation of AAE, such Partner's DI Class B Shares. Notwithstanding the immediately preceding sentence, each Partner may transfer all or any part of such partnership interest or such shares to a Family Member or a Controlled Entity of such Partner, provided, that such transferee contemporaneously and in writing must expressly assume and undertake all of the obligations of such party under this Agreement.

     16. AMENDMENT TO PARTNERSHIP AGREEMENT. To the extent that the Limited Partnership Agreement respecting AAE (the "AAE Partnership Agreement") is in any way inconsistent with the transactions contemplated by this Agreement, this Agreement shall be deemed to be an amendment to the AAE Partnership Agreement and this Agreement shall control with respect to any inconsistencies with the AAE Partnership Agreement.

     17. CONDITIONS. With the exception of paragraph 18, this Agreement is conditioned upon the negotiation and execution of the Merger Agreement. After the Merger Agreement has been entered into by DI and AMCE, paragraphs 1, 3(b), 4, 5, 6, 7, 8, 9, 10, 12 and 16 of this Agreement are conditioned upon the satisfaction or waiver of all conditions of each of AMCE and DI to consummate the Merger set forth in the Merger Agreement. In addition, if for any reason the Merger Agreement shall not have been executed on or before May 15, 1996, or the Merger shall not have been consummated on or before October 31, 1996, the Durwood Children shall have the right to terminate this Agreement. Such

decision shall be made by the affirmative vote of a majority of the Durwood Children, with each of the Durwood Children having one vote.

     18. PUBLICITY. No Partner shall issue any public announcement concerning the transactions contemplated by this Agreement or the existence or terms of this Agreement without the approval of the other Partners, unless otherwise required by law or regulation; provided, however, that any Partner may disclose the contents of this Agreement to banks and other financial institutions in connection with the filing of financial statements.

     19. SURVIVAL. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     20. ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

     21. SPECIFIC PERFORMANCE. Each party acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the acknowledging party set forth in this Agreement were not performed in accordance with its terms or otherwise breached or threatened to be breached. Each party therefore agrees that any or all other parties shall be entitled to the specific enforcement of such covenants and agreements and to injunctive or other equitable relief in addition to any remedy to which any such party may be entitled, at law or in equity. If the party bringing the action substantially prevails in any legal action brought to enforce such party's rights under this paragraph, such party shall be entitled to receive from the breaching party all reasonable fees and expenses incurred by such party in enforcing such party's rights hereunder.

     22. NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed or telexed or sent by facsimile transmission, Federal Express, Express Mail, overseas courier or certified mail, postage prepaid. Any such notice shall be deemed to be given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or if mailed by Federal Express or Express Mail, one business day after the date of mailing, or if mailed by certified mail, three business days after the date of mailing, or if mailed by overseas courier, four business days

after the date of mailing. Such notice or other communication shall be sent to the parties as follows:

To:  Stanley H. Durwood      Suite 1700 Power & Light Bldg.
                             106 West 14th Street
                             Post Office Box 419615
                             Kansas City, MO  64141-6615

     with a copy to:         Raymond F. Beagle, Jr., Esq.
                             Lathrop & Gage L.C.
                             2345 Grand Boulevard
                             Kansas City, MO 64108-2684

     Carol D. Journagan      1323 Granite Creek Drive
                             Blue Springs, MO 64015

     with a copy to:         Glenn Kurlander, Esq.
                             John C. Novogrod, Esq.
                             Schiff Hardin & Waite
                             150 East 52nd St. Suite 2900
                             New York, NY 10022

     Edward D. Durwood       3001 West 68th St.
                             Shawnee Mission, KS 66208

     with a copy to:         Glenn Kurlander, Esq.
                             John C. Novogrod, Esq.
                             Schiff Hardin & Waite
                             150 East 52nd St., Suite 2900
                             New York, NY 10022

     Thomas A. Durwood       P.O. Box 7208
                             Rancho Santa Fe, CA 92067

     with a copy to:         Glenn Kurlander, Esq.
                             John C. Novogrod, Esq.
                             Schiff Hardin & Waite
                             150 East 52nd St., Suite 2900
                             New York, NY 10022

     Elissa D. Grodin        187 Chestnut Hill Rd.
                             Wilton, CT 06897

     with a copy to:         Robert C. Kopple, Esq.
                             Kopple & Klinger
                             2029 Century Park East, Suite 1040
                             Los Angeles, CA 90067

     Brian H. Durwood        655 N.W. Altishim Pl
                             Beaverton, OR 97006




     with a copy to:         Robert C. Kopple, Esq.
                             Kopple & Klinger
                             2029 Century Park East, Suite 1040
                             Los Angeles, CA 90067

     Peter J. Durwood        666 West End Avenue, #22F
                             New York, NY 10025

     with a copy to:         Robert C. Kopple, Esq.
                             Kopple & Klinger
                             2029 Century Park East, Suite 1040
                             Los Angeles, CA 90067

     Any party may, by notice to the other parties given in accordance with this paragraph, designate another address or person for receipt of notices hereunder.

     23. BINDING EFFECT. The rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs and assigns.

     24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous, written or verbal agreements, understandings and negotiations in connection herewith.

     25. AMENDMENTS. This Agreement cannot be modified, amended or terminated, except by an instrument in writing signed by all the Partners; provided, however, that any provision of this Agreement may be waived only in writing by the party to be charged with the waiver.

     26. ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

     27. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

     28. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Missouri as applied to contracts that are executed and performed entirely in such State.

     29. CAPTIONS. The captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement or any party hereto, nor in any other way affect this Agreement or any part hereof.


     30. EXHIBITS. All exhibits attached to this Agreement are incorporated herein by this reference.

     31. MISCELLANEOUS. Whenever the context of this Agreement shall require, the use of any gender shall include all genders, and the use of any singular shall include the plural, and vice versa.

     32. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

     33.  TAX CODE.  All references to sections of the Internal
Revenue Code are to such sections in the Internal Revenue Code of 1986 or such similar provisions in a subsequent tax code.

     IN WITNESS WHEREOF, the parties hereto have caused this Durwood Family Agreement to be duly executed as of the day and year first above written.

                              /s/Stanley H. Durwood
                              Stanley H. Durwood, individually,
                              as Trustee of the 1992 Durwood,
                              Inc. Voting Trust dated December
                              12, 1992, as amended, and as
                              Trustee of the Stanley H. Durwood
                              Trust Agreement dated August 14,
                              1989, as amended

                               /s/Carol D. Journagan
                                  Carol D. Journagan

                               /s/Edward D. Durwood
                                  Edward D. Durwood

                               /s/Thomas A. Durwood
                                  Thomas A. Durwood

                               /s/Elissa D. Grodin
                                  Elissa D. Grodin

                               /s/Brian H. Durwood
                                  Brian H. Durwood

                               /s/Peter J. Durwood
                                  Peter J. Durwood